For Immediate Release

Pinnacle Fund Issues Letter to Asure Software to Nominate Directors for Election at the 2009 Annual Meeting.


New York, New York, May 29, 2009. Pinnacle Fund (controlled by Pinnacle Partners, LLC which is partly controlled by Red Oak Partners, LLC) announced today that on May 28, 2009 it sent a letter stating its intent to nominate Directors for election to Asure Software's ("ASUR's" or the "Company's") Board of Directors at the 2009 Annual Meeting. Pinnacle and Red Oak believe this slate of nominees - all directly referred by significant ASUR shareholders - possess more direct payroll industry experience, more direct Iemployee experience (including two former Iemployee Board members), and greater experience in valuing companies than ASUR's current Board.

Pinnacle notes that, ASUR management publicly confirmed its intent to hold a timely Annual Meeting in both its first and second quarter public earnings conference calls held in December 2008 and in March 2009, respectively. In the December 2008 call, ASUR stated that they would hold an Annual meeting in the March or April timeframe and in the March 2009 conference call they stated they would hold it in the May/ June/ July time-frame. To-date, ASUR's Board has failed to call or indicate its intention to call a 2009 Annual Meeting and has instead pushed aggressively for a Go-Private transaction which Pinnacle and Red Oak continue to believe deserves to be rejected and is not in shareholders' best interests. Pinnacle sent its notice now because, despite the Annual Meeting not being called, the restrictions in ASUR's charter and bylaws provide for a May 30, 2009 cutoff date for stockholders to give notice they will nominate directors.

David Sandberg, the portfolio manager of the Pinnacle Fund, states, "We have announced our slate now to comply with the deadlines established in ASUR's charter and bylaws. We continue to believe the Go-Private transactions should fail and ASUR should hold an Annual Meeting for 2009, which we will seek to compel if necessary. We would prefer to work with the Company's current board and management to address and resolve our concerns and to coordinate a smooth transition, including immediately assisting the Company in advance of the Annual Meeting to reduce excess costs which we believe will have no impact on operational performance and which should be reduced now and not months from now. However, unless the board and management demonstrate a reciprocal interest in working with their shareholders, our ability to work together appears limited and a proxy fight more inevitable for the upcoming Director elections. Due to the costs involved, this contest- like their effort to Go-Private - will be to the detriment of all shareholders."

Pinnacle's letter - including information about each Director Nominee - is contained in the notification letter filed as an exhibit to Red Oak's recently amended Schedule 13-D. Red Oak's filings can be found at www.sec.gov by selecting "Search" at the top right and then typing "forgent" into the box asking for the Company Name.

If you have further questions please contact David Sandberg at (212) 614-8952 or dsandberg@redoakpartners.com.

Important Information
Pinnacle Fund, LLLP ("Pinnacle") filed a definitive proxy statement with the Securities and Exchange Commission on May 28, 2009, in connection with the special meeting of stockholders of Forgent Networks, Inc. (the "Company") to be held on June 2, 2009. Stockholders are strongly advised to carefully read Pinnacle's definitive proxy statement, as it contains important information. Pinnacle and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the special meeting of stockholders. Information concerning such participants is available in Pinnacle's definitive proxy statement. Stockholders may obtain, free of charge, copies of Pinnacle's definitive proxy statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission in connection with the special meeting of stockholders through the Securities and Exchange Commission's website at www.sec.gov, and through the following website:
www.ourmaterials.com/pinnaclefund.

After the Company announces its annual meeting at which the Company's stockholders will elect a new board of directors, Pinnacle intends to file a definitive proxy statement soliciting votes for Pinnacle's nominees to the Company's board of directors. Pinnacle is not asking you at this time to vote on its slate of directors. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, Pinnacle strongly advises stockholders to carefully read that definitive proxy statement, as it will contain important
information.   Information concerning Pinnacle and any other persons deemed participants in Pinnacle's solicitation of proxies from stockholders in connection with the annual meeting will be available in Pinnacle's definitive proxy statement for the annual meeting. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, stockholders will be able to obtain, free of charge, copies of that statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission through the Securities and Exchange Commission's website at www.sec.gov.